Exhibit 99.2

Court Reduces Power Integrations Damage Award by 82 Percent and Orders New Trial on Willfulness In Patent Lawsuit Against Fairchild Semiconductor

San Jose, California - December 15, 2008 - Fairchild Semiconductor (NYSE: FCS) announced that the court overseeing its patent lawsuit with Power Integrations has reduced a jury's award of damages to Power Integrations from approximately $34 million to approximately $6 million.

The court also ordered a new trial on whether Fairchild willfully infringed Power Integrations' asserted patents. The rulings were issued Friday in the U.S. District Court for the District of Delaware.

While a permanent injunction was also issued on a limited number of Fairchild products, the company said it did not expect the injunction to have a significant impact on its business because it had voluntarily stopped U.S. sales and importation of those products in 2007 and now offers replacement products worldwide.

Fairchild said it expects to appeal on several grounds at the appropriate time. Final judgment in the case is not expected until after the new trial on willfulness.

The court's recent decisions come on the heels of recent actions by the U.S. Patent and Trademark Office and its issuance of final rejections of 12 of 14 claims from two of three unexpired patents involved in the case. The Patent Office has twice issued preliminary rejections of all claims asserted against Fairchild from the third patent, which may further impact the case.

The first two patents are being asserted against Fairchild in another lawsuit filed by Power Integrations earlier this year. The majority of the claims from these two patents asserted in the 2008 lawsuit have now received final rejections from the Patent Office.

Fairchild is also suing Power Integrations on three Fairchild patents. Another patent lawsuit brought by Power Integrations against System General Corporation, now a Fairchild subsidiary, was dismissed earlier this year after the Patent Office issued preliminary rejections of all Power Integrations patent claims asserted in that case.

Special Note on Forward-Looking Statements

Some of the paragraphs above contain forward-looking statements that are based on management's assumptions and expectations and that involve risk and uncertainty. All statements in this release, other than statements or characterizations of historical fact, are forward-looking statements. Forward-looking statements usually, but do not always, contain forward-looking terminology such as "we believe," "we expect," or "we anticipate," or refer to management's expectations about Fairchild's future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Important factors that may cause such a difference for Fairchild Semiconductor in connection with the company's continuing litigation with Power Integrations include, but are not limited to, the outcome of any responses to, or appeals by, Power Integrations relating to current or future reexamination proceedings before the U.S. Patent and Trademark Office affecting the Power Integrations patents asserted in current or future lawsuits, the outcome of any appeals by Power Integrations and/or Fairchild from the trial court's rulings and Fairchild's ability to prevail in those appeals, and the risks associated with litigation in general, including the costs and time that must be devoted to litigation, the uncertainty of litigation generally, the potential diversion of attention of management and key employees that may result from being engaged in litigation, and the possibility of adverse results. Risk factors affecting the company generally, including those related to intellectual property and litigation, are discussed in the company's quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor's web site at investor.fairchildsemi.com, or the SEC's web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor

Patti Olson

Corporate Communications
(800) 341-0392 X 8728

Email: patti.olson@fairchildsemi.com

Agency Contact:

Topaz Partners

Paul R. Hughes

1-781-404-2416

Email: phughes@topazpartners.com